Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Mr. Natan Barmatz, President

TYG Solutions Corp.

202 Avenue F.

Brooklyn, New York 11218

Dear Mr. Barmatz:

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated March 2, 2016,except for Note 6, as to which the date is May 4, 2016, with respect to the financial statements of TYG Solutions Corp. contained in the Registration Statement and Prospectus of TYG Solutions Corp. on amended Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC

Baltimore, Maryland

June 22, 2016